                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549


                                     SCHEDULE 13G
                                    (RULE 13d-102)


               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                  PURSUANT TO 13d-2
                                 (AMENDMENT NO. 1)(1)


                            GUILFORD PHARMACEUTICALS INC.
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                                   (Name of Issuer)

                                     COMMON STOCK
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                            (Title of Class of Securities)

                                     401829 10 6
                          ----------------------------------
                                    (CUSIP Number)


                                     MAY 25, 1999
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)

          /X/  Rule 13d-1(c)

          / /  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 401829 10 6                13G       Page 2 of 7 Pages
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  1    NAME OF REPORTING PERSON:
            BIOTECHNOLOGY VALUE FUND, L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
    NUMBER       5  SOLE VOTING POWER
      OF                 0
    SHARES       ---------------------------------------------------------------
 BENEFICIALLY    6  SHARED VOTING POWER
   OWNED BY              45,047
     EACH        ---------------------------------------------------------------
   REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON               0
     WITH        ---------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                         45,047
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            45,047
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 401829 10 6                13G       Page 3 of 7 Pages
--------------------------------------------------------------------------------

  1    NAME OF REPORTING PERSON:
            BVF PARTNERS L.P.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /X/  (b) / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
    NUMBER      5   SOLE VOTING POWER
      OF                 0
    SHARES      ----------------------------------------------------------------
 BENEFICIALLY   6   SHARED VOTING POWER
   OWNED BY              89,674
     EACH       ----------------------------------------------------------------
   REPORTING    7   SOLE DISPOSITIVE POWER
    PERSON               0
     WITH       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
                         89,674
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            89,674
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
            PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 401829 10 6                13G       Page 4 of 7 Pages
--------------------------------------------------------------------------------

  1    NAME OF REPORTING PERSONS
            BVF INC.
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b)  / /
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
--------------------------------------------------------------------------------
    NUMBER     5   SOLE VOTING POWER
      OF                0
    SHARES     -----------------------------------------------------------------
 BENEFICIALLY  6   SHARED VOTING POWER
   OWNED BY             89,674
     EACH      -----------------------------------------------------------------
   REPORTING   7   SOLE DISPOSITIVE POWER
    PERSON           0
     WITH      -----------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
                        89,674
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            89,674
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                       / /
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.5%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
            IA, CO
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 401829 10 6                13G       Page 5 of 7 Pages
--------------------------------------------------------------------------------

ITEM 1(a).     NAME OF ISSUER:
               Guilford Pharmaceuticals Inc., a Delaware corporation
               ("Guilford")
--------------------------------------------------------------------------------
ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               6611 Tributary Street
               Baltimore, Maryland 21224
--------------------------------------------------------------------------------
ITEM 2(a).     NAME OF PERSON FILING:
               This schedule is being filed on behalf of the following persons*:

               (i)   Biotechnology Value Fund, L.P. ("BVF")
               (ii)  BVF Partners, L.P.  ("Partners")
               (iii) BVF Inc. ("BVF Inc.")
--------------------------------------------------------------------------------
               *     Attached as Exhibit A is a copy of an agreement between
                     the Persons filing (as specified hereinabove) that this
                     Schedule 13G is being filed on behalf of each of them.
--------------------------------------------------------------------------------
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).     CITIZENSHIP:

               BVF:                     a Delaware limited partnership
               Partners:                a Delaware limited partnership
               BVF Inc.:                a Delaware corporation

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).     CUSIP NUMBER:

               401829 10 6

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c), CHECK THIS
               BOX:   /X/

 CUSIP NO. 401829 10 6                13G       Page 6 of 7 Pages
-------------------------------------------------------------------------------

ITEM 4.        OWNERSHIP:

               The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. No managed account owns more than 5% of the common stock of Guilford.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 CUSIP NO. 401829 10 6                13G       Page 7 of 7 Pages
-------------------------------------------------------------------------------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    May 27, 1999


          BIOTECHNOLOGY VALUE FUND, L.P.

          By:  BVF Partners L.P., its general partner

               By:   BVF Inc., its general partner


                     By: /s/ Mark N. Lampert
                         -------------------
                         Mark N. Lampert
                         President

          BVF PARTNERS L.P.

          By:  BVF Inc., its general partner


               By:   /s/ Mark N. Lampert
                     -------------------
                     Mark N. Lampert
                     President

          BVF INC.


          By:  /s/ Mark N. Lampert
               -------------------
               Mark N. Lampert
               President

                                                                    EXHIBIT A

                           AGREEMENT REGARDING JOINT FILING


          The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Amendment 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  May 27, 1999

          BIOTECHNOLOGY VALUE FUND, L.P.

          By:  BVF Partners L.P., its general partner

               By:   BVF Inc., its general partner


                     By: /s/ Mark N. Lampert
                         -------------------
                         Mark N. Lampert
                         President

          BVF PARTNERS L.P.

          By:  BVF Inc., its general partner


               By: /s/ Mark N. Lampert
                   -------------------
                   Mark N. Lampert
                   President

          BVF INC.


          By:  /s/ Mark N. Lampert
               -------------------
               Mark N. Lampert
               President